Exhibit 10.5

TRANSACTION BONUS AGREEMENT

THIS TRANSACTION BONUS AGREEMENT dated as of _______________, 2018 (this “Agreement”) is entered into by and between Cascadian Therapeutics, Inc. (the “Company”) and __________ (“Service Provider”).

ARTICLE 1

TRANSACTION BONUS

1.01     Transaction Bonus.

(a) Subject to the terms and conditions set forth in this Agreement, upon a Change in Control, Service Provider shall be entitled to receive a special transaction bonus in the amount of ______ (the “Transaction Bonus”) from the Company.

(b) For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following:

(i) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the United States Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

(ii) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets;

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); or

(v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

For purposes of this Section 1.01(b), Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(c) For purposes of this Agreement, “Person” shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended.

1.02     Payment and Distribution.

(a) The Transaction Bonus shall be paid by the Company to Service Provider in a single lump sum within thirty (30) days following the date of the Change in Control (“Closing Date”).

(b) Notwithstanding any provision of this Agreement to the contrary, no portion of the Transaction Bonus shall be made to Service Provider if he or she voluntarily terminates service to the Company for any reason prior to the Closing Date unless such termination was initiated by the Company.

1.03     Termination of this Agreement. Except as otherwise provided herein, this Agreement shall remain in effect until Service Provider’s Transaction Bonus has been paid in full. Notwithstanding the foregoing, if no Change in Control has occurred prior to or as of the first (1st) anniversary of the date of this Agreement, then this Agreement shall terminate and be of no force or effect.

1.04     Payment Condition. The Service Provider shall not be entitled to any payment under this Agreement unless and until the Service Provider executes a two (2) year covenant not to compete in a form satisfactory to the Company.

ARTICLE 2

MISCELLANEOUS

2.01     Amendment and Termination. This Agreement may only be amended or terminated through express written agreement of all of the parties hereto.

2.02     Limitation of Service Provider’s Right. Nothing in this Agreement shall be construed as conferring upon Service Provider any right to continue in the service of the Company or a Company affiliate, nor shall it interfere with the rights of the Company or a Company affiliate to terminate the service of Service Provider and/or to take any personnel action affecting Service Provider without regard to the effect which such action may have upon Service Provider as a recipient or prospective recipient of benefits under this Agreement.

2.03     Nonalienation of Benefits. Except as expressly provided herein, Service Provider shall not have the power or right to transfer, alienate, or otherwise encumber Service Provider’s interest under this Agreement.

2.04     Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which it is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under this Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to Service Provider. Service Provider, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

2.05     Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.

2.06     Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws. Any suit, action or proceeding arising under or related to this Agreement must be brought and pursued only in the state or federal courts in Delaware. Service Provider and the Company freely and irrevocably consent to the exclusive personal jurisdiction and venue of such courts, waive any right to argue that personal jurisdiction or venue in any of such courts is improper, inappropriate, or inconvenient, and agree never to consent to any suit, action or proceeding arising under or related to this Agreement being brought in, transferred to, or litigated anywhere other than in one of such courts, and waive any right to a jury trial.

2.07     Successors. Neither party may assign any of its rights and obligations under this Agreement to any other person or entity without the other party’s advance written consent. Subject to the foregoing, this Agreement shall bind the parties’ respective successors, heirs, assigns, administrators, executors, and legal representatives.

2.08     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, correspondence, conversations and negotiations with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Transaction Bonus Agreement on the date first above written.

CASCADIAN THERAPEUTICS, INC.

By:

SERVICE PROVIDER